SUNTRUST RESTORATION PLAN
(Effective January 1, 2011)

The SunTrust Restoration Plan is hereby adopted effective January 1, 2011 by SunTrust Banks, Inc. to provide supplemental retirement benefits to Eligible Employees pursuant to the terms and provisions set forth below.

The Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE I
DEFINITIONS

All capitalized terms used in this Plan and not defined in this document shall have the same meaning as in the Qualified Plan. Wherever used herein, the following terms shall have the meanings hereinafter set forth:

“Account” means the bookkeeping account established by the Company for each Participant in the Plan. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amount of the Restoration Benefit to be paid to the Participant pursuant to this Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

“Affiliate” means any corporation or other entity that is treated as a single employer with the Company under section 414 of the Code.

“Annual Compensation Limit” means the limit equal to the product of two (2) times the limit under Code section 401(a)(17) in effect for the Plan Year.

“Annuity Option” means one of the Actuarial Equivalent annuity forms set forth in Section 4.6(b).

“Benefit Commencement Date” means the date a Participant (or his beneficiary in the case of death) is first scheduled to receive a payment of the Restoration Benefit accrued under the Plan.

“CEO” means the Chief Executive Officer of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Company’s Board of Directors or such other committee as may be appointed by the Board of Directors from time to time.

“Company” means SunTrust Banks, Inc. or any successor corporation or other entity.

“Compensation” means the amount an Eligible Employee’s compensation for a Plan Year determined as the difference between (1) the Eligible Employee’s PPA Compensation for the Plan Year but determined without regard to the limitation imposed under Code section 401(a)(17), minus (2) the Annual Compensation Limit for such Plan Year. Notwithstanding the foregoing, during a Newly Hired Eligible Employee’s first year of participation in the Plan, the amount of Compensation shall be determined under subsection (1) of the immediately preceding sentence without regard to the Annual Compensation Limit. The Plan will not prorate the Annual Compensation Limit for a Participant who participates in the Plan for less than a full Plan Year.

“Crediting Period” means the applicable semi-monthly period from the first day of a calendar month through the 15th of the month, or from the 16th of the month through the last day of the month.

“Date of Hire” means the date of an Employee’s first day of active employment with the Company or an Affiliate.

“Disabled” means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under SunTrust’s Long-Term Disability Plan. The Participant will not be entitled to disability benefits under Section 3.4 if his impairment was caused by military service; an act of war, riot or civil insurrection; or employment with or service for any entity other than the Company or an Affiliate.

“Eligible Employee” means an Employee, generally, in Grade 57 or higher, who is recommended by the CEO, and who is approved by the Committee for participation in the Plan. The approval of the Committee regarding whether an Employee is an Eligible Employee shall be final and binding for all Plan purposes.

“Employee” means an individual who is a regular employee on the U.S. payroll of the Company or its Affiliates. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Company or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be an “employee” of the Company or an Affiliate by any governmental or judicial authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Initial Distribution Election” means an initial distribution election regarding the form of payment of a Particiapnt’s Restoration Benefit pursuant to Section 4.5(a).

“Interest Credits” mean the credits made to Participants’ Accounts, as such term is defined in Section 3.3.

“Key Employee” means an Employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to section (5) thereof)) if the common stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.

“Newly Hired Eligible Employee” means an individual who is hired by the Company or an Affiliate, who is not a current or former Employee and who meets the criteria for an Eligible Employee on his Date of Hire.

“Participant” means an Eligible Employee with an accrued benefit under the Plan.

“Pay Credits” mean the credits made to Participants’ Accounts, as such term is defined in Section 3.2.

“Plan” means the SunTrust Restoration Plan, as set forth herein and as amended from time to time.

“Plan Administrator” means the party responsible for administering the Plan, or its delegate, as provided in Section 5.1.

“Plan Year” means the calendar year.

“Qualified Plan” means the SunTrust Banks, Inc. Retirement Plan, as amended and restated from time to time, and any successor plan.

“Restoration Benefit” means the benefit defined in Article III.

“Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code section 409A.

“Subsequent Distribution Election” means an election to change the time or form of payment of a Participant’s Restoration Benefit pursuant to Section 4.5(b).

“Vested Date” means the date a Participant becomes 100% vested in his Restoration Benefit, as such term is defined in Section 3.5.

“Vesting Service” means a Participant’s whole and partial “Years of Vesting Service,” as defined in the Qualified Plan. If a Participant became an Eligible Employee in connection with a corporate merger or acquisition, the Plan Administrator shall determine upon the date such Participant becomes an Eligible Employee to what extent, if any, such Participant’s service with the predecessor employer shall be included as Vesting Service under this Plan.

ARTICLE II
PARTICIPATION

Participation in the Plan shall be limited to Eligible Employees. The Plan Administrator, or its delegate, shall notify any Employee of his status as an Eligible Employee at such time and in such manner as the Plan Administrator shall determine.

ARTICLE III
RESTORATION BENEFIT

3.1 Amount of Restoration Benefit. An Eligible Employee shall become entitled to receive the benefits determined under this Article III on and after the first day of the month following the date he becomes an Eligible Employee (the “Restoration Benefit”). An Account shall be established for each Participant. The Account shall be credited with Pay Credits and Interest Credits pursuant to the provisions of this Article III. Notwithstanding the foregoing, a Newly Hired Eligible Employee shall not earn or accrue any benefits under this Article III until the first day of the month following or coincident with the 31st day after his Date of Hire.

3.2 Pay Credits. Pay Credits shall be determined and credited in accordance with this Section 3.2 to the Account of each Participant who is an Eligibile Employee during a Plan Year (“Pay Credits”). Pay Credits shall be determined for each Participant as the amount obtained by multiplying such Participant’s Compensation received during a Crediting Period by the percentage, based on the Participant’s Points, indicated in the table below. Pay Credits shall be credited to a Participant’s Account as of the last day of each Crediting Period during the Plan Year in which he receives Compensation. If a Participant terminates employment with the Company and all Affiliates and is subsequently rehired by the Company or an Affiliate, such Employee shall not accrue any additional Pay Credits following his or her reemployment unless the Committee again approves him as an Eligible Employee.

Points	Pay Credit Rate

Less than 30	2.5%

30 – 39.999	3.0%

40 – 49.999	4.0%

50 and over	5.0%

3.3 Interest Credits. As of the last day of each Crediting Period, each Account shall be credited with an Interest Credit (“Interest Credits”) equal to the product of the Account balance as of the end of the prior Crediting Period multiplied by the rate which, if compounded each Crediting Period for an entire calendar year, would yield an effective annual rate equal to the interest rate applicable to the Plan Year in which such Crediting Period begins. The applicable interest rate for a Plan Year shall be equal to the monthly average for 30-year Treasury bond rates for the month of December in the immediately preceding Plan Year, as published in the Federal Reserve Statistical Release. Notwithstanding the foregoing, the applicable interest rate for each Plan Year shall not be lower than 3%. Participants shall continue to receive Interest Credits to their Accounts through the end of the Crediting Period immediately preceding their Benefit Commencement Date.

3.4 Disability Benefit. A Participant who becomes Disabled while employed as an Eligible Employee shall continue to be eligible to receive Pay Credits, based on his Compensation, until the time he or she ceases to receive benefits under an Employer-sponsored long-term disability program, or, if earlier, as of the time he or she elects to receive distribution of his or her benefits under the Qualified Plan. Such Participant’s Points shall be updated annually in accordance with the Qualified Plan. For purposes of this Section 3.4, Compensation shall be determined by replacing PPA Compensation in the definition of Compensation (as set forth in Article I) with PPA Compensation determined in accordance with Section 1.38B(c) of the Qualified Plan.

3.5 Vesting. A Participant shall be 100% vested in his Restoration Benefit on the date he completes ten (10) years of Vesting Service and reaches age sixty (60) (the “Vested Date”), provided that such Participant remains employed by the Company or an Affiliate through such date.

3.6 Change in Position Prior to Distribution Event. Notwithstanding anything herein to the contrary, in the event a Participant changes from a position as an Eligible Employee to one that is not an Eligible Employee for any reason, such Participant shall not receive any additional Pay Credits following the date of such change; provided, however, such Participant shall continue to earn Interest Credits until the Benefit Commencement Date and shall continue to vest in the Restoration Benefit during his continued service as an Employee.

3.7 Separation Before Vested Date. Notwithstanding anything herein to the contrary, no benefit will be payable to or on behalf of a Participant who terminates employment with the Company and all Affiliates before his Vested Date.

ARTICLE IV
DISTRIBUTION OF BENEFITS

4.1 Distribution Upon Separation. Absent an effective election under Section 4.5, the Partcipant’s Restoration Benefit shall normally be distributed to him in a lump sum payment during the second month after the month in which the the Participant Separates from Service. Notwithstanding any elections by a Participant, if the amount of a Participant’s Restoration Benefit is less than the applicable dollar amount under section 402(g)(1)(B) of the Code at the time the Participant Separates from Service, the benefit shall be distributed in a lump sum payment during the second month after the month in which the the Participant Separates from Service.

4.2 Key Employee. In the event that a Participant is a Key Employee as of the date of his or her Separation from Service, any distributions to such Participant under Section 4.1 shall not commence earlier than six (6) months following the date of such Separation from Service (or, if earlier, the date of the Participant’s death). Amounts otherwise payable to the Participant during such period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service (or, if earlier, the first day of the month after the Participant’s death). Interest Credits shall continue to accrue on the Restoration Benefit during the period of delay following the Participant’s Separation from Service until the Benefit Commencement Date.

4.3 Distribution Upon Disability. Notwithstanding any provision in the Plan to the contrary, if a Participant becomes Disabled prior to his or her Separation from Service, the Restoration Benefit will be distributed in a lump sum payment in the month after the month in which the Participant attains age sixty-five (65).

4.4 Distributions Upon Death. Notwithstanding any provision in the Plan to the contrary, in the event of the death of the Participant before benefits have commenced, the Restoration Benefit will be distributed in a lump sum payment in the second month after the month of death to the Participant’s beneficiary. In the event of the death of the Participant after benefits have commenced in a form elected by the Participant under section 4.5, death benefits under the Plan will be payable to the Participant’s beneficiary in accordance with the form of distribution elected by the Participant. A Participant shall designate his beneficiary in a writing delivered to the Plan Administrator prior to death in accordance with procedures established by the Plan Administrator. If a Participant has not properly designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to the Participant’s estate.

4.5 Changes in Time or Form of Distribution. In order to elect to change the time or form of distribution of the Restoration Benefit, a Participant shall file an Initial Distribution Election or Subsequent Distribution Election, written or electronic, in accordance with procedures established by the Plan Administrator. A distribution election under this Section 4.5 shall become irrevocable on the date the election is filed with the Plan Administrator.

(a)	Initial Distribution Election for Newly Hired Eligible Employee. If an individual becomes a Newly Hired Eligible Employee after the beginning of a Plan Year, the Plan Administrator has the sole discretion to determine whether such individual may file an Initial Distribution Election for the Restoration Benefit. Under certain limited circumstances, the Newly Hired Eligible Employee may elect the form of payment of the Restoration Benefit in accordance with the procedures established by the Plan Administrator, provided such election is delivered to the Plan Administrator no later than thirty (30) days after the Employee’s Date of Hire. In the event of an Initial Distribution Election under this Section 4.5(a), such election shall apply to the Restoration Benefit earned for services performed on and after the first day of the month following or coincident with the 31st day after his Date of Hire.

(b)	Subsequent Distribution Election. In addition to the requirements the Plan Administrator may establish, a Participant may make a Subsequent Distribution Election after the thirty (30) day period set forth in Section 4.5(a) above, if applicable. An election under this Section 4.5(b) shall become irrevocable on the date the election is filed with the Plan Administrator and any election to change the time or form of a distribution shall be effective only if the following conditions are satisfied:

(i)	The election may not take effect until at least twelve (12) months after the date on which the election is made;

(ii)	In the case of an election to change the time or form of a distribution under Sections 4.1 or 4.5, a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(iii)	In the case of an election to change the time or form of a distribution related to a payment at a specified time or pursuant to a fixed schedule, the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

Any election (including changes solely among the Annuity Options) with respect to the form of payment under the Plan after the Participant’s third Subsequent Distribution Election shall be null and void and have no force or effect. Notwithstanding anything herein to the contrary, a Subsequent Distribution Election solely to change the form of payment from one Annuity Option to another Annuity Option listed in Section 4.6(b) shall not be subject to the conditions set forth in Sections 4.5(b)(i)-(iii) above. In the event the Restoration Benefit is payable after the Participant made one or more Subsequent Distribution Elections under this Section 4.5(b), Interest Credits shall continue to accrue on the Restoration Benefit following the Participant’s Separation from Service until the Benefit Commencement Date.

4.6 Permitted Form of Payment Options. Subject to the requirements of Sections 4.2 and 4.5, the Participant may elect the manner in which his or her vested Restoration Benefit shall be paid from between the following options:

(a) Lump sum; or

(b)	One of the following Annuity Options, the payments under which shall be determined as of the Benefit Commencement Date and be an Actuarial Equivalent to the lump sum value of the Restoration Benefit at such date; provided, however, the options listed in (iii) – (vi) are only available on or after a Participant’s Earliest Retirement Date:

(i) single life annuity;

(ii) (iii) (iv)	50% joint and survivor annuity; 75% joint and survivor annuity; 100% joint and survivor annuity;

(v) 10-Year Certain and Life; or

(vi) 20-Year Certain and Life.

4.7 Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

4.8 Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Plan Administrator’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 4.8 shall be paid in accordance with Code section 409A.

ARTICLE V
ADMINISTRATION

5.1 General Administration. The Company is the sponsor of the Plan, and the Committee is the Plan Administrator responsible for the operation and administration of the Plan.

5.2 Responsibility of Administrator. The Plan Administrator shall have sole discretionary authority for the operation, interpretation and administration of the Plan. All determinations and actions of the Plan Administrator within its discretionary authority shall be final, conclusive and binding on all persons, except that the Plan Administrator may revoke or modify a determination or action it determines was previously made in error. In addition to the implied powers and duties that may be needed to carry out the administration of the Plan, the Plan Administrator shall have the following specific powers and responsibilities:

(a)	To establish, interpret, amend, revoke and enforce rules and regulations as required or desirable for the efficient administration of the Plan.

(b)	To review and interpret Plan provisions and to remedy provisions that are ambiguous or inconsistent or contain omissions.

(c)	To determine all questions relating to an individual’s eligibility to participate in the Plan and the validity of an individual’s elections.

(d)	To revoke an individual’s status as an Eligible Employee at any time; provided however, in no event shall such revocation be applied retroactively to deprive an Employee of benefits accrued under this Plan before such revocation.

(e)	To determine a Participant’s or beneficiary’s eligibility for benefits from the Plan and to authorize payment of benefits.

(f)	To employ outside professionals and to enter into agreements on behalf of the Plan Administrator necessary or desirable for administration of the Plan.

(g)	To delegate any of the Plan Administrator’s rights, powers and duties to one or more Employees or officers of the Company or to a third-party administrator. Such delegation may include, without limitation, the power to execute any document on behalf of the Plan Administrator and to accept service of legal process for the Plan Administrator at the principal office of the Company.

5.3 Books, Records and Expenses. The Plan Administrator shall maintain books and records for purposes of this Plan, which shall be subject to the supervision and control of the Plan Administrator. SunTrust shall pay the general expenses of administering this Plan. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

5.4 Compensation. Neither the Plan Administrator nor any delegate who is an employee of the Company or an Affiliate shall receive any additional compensation for his services as Plan Administrator or delegate.

5.5 Indemnification. The Company (to the full extent permissible under law and consistent with its charters and bylaws) shall indemnify and hold harmless the Plan Administrator, each individual member of the Plan Administrator and any Employee authorized to act on behalf of the Plan Administrator, the Company or an Affiliate under this Plan for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which they actually incur for their acts and omissions, past, current or future, in the administration of the Plan.

5.6 Claims. The Plan Administrator shall establish a reasonable claims procedure consistent with the requirements under the Department of Labor regulations under section 503 of ERISA.

ARTICLE VI
AMENDMENT AND TERMINATION

6.1 Right to Amend or Terminate Plan. The Company expects to continue this Plan indefinitely, but reserves the right to amend or discontinue the Plan should it deem such an amendment or discontinuance necessary or desirable. The Company hereby authorizes and empowers the Committee, as Plan Administrator, to amend this Plan in any manner that is consistent with the purpose of this Plan as set forth in this document, without further approval of the Company’s Board of Directors, and to delegate authority to amend this Plan to one or more appropriate members of the Committee or officers of the Company, except as to any matter that the Committee determines may result in a material increased cost to the Company or its Affiliates, in which case the consent of the Committee shall be required. No amendment or discontinuance of this Plan shall reduce the vested balances credited to any Participant’s Account as of the date such amendment is adopted or the date of such discontinuance.

6.2 Distribution of Accounts. If the Company terminates the Plan, distribution of balances in Accounts shall be made to Participants and beneficiaries in the manner and at the time as provided in Article IV, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination of the Plan in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further benefits shall be credited under the Plan.

ARTICLE VII
GENERAL PROVISIONS

7.1 Construction. The headings and subheadings in this Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Whenever any words in this document are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words in this document are used in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

7.2 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

7.3 No Alienation or Assignment. A Participant, a spouse or a beneficiary under this Plan shall have no right or power whatsoever to alienate, commute, anticipate or otherwise assign at law or equity all or any portion of any benefit otherwise payable under this Plan, and the Company shall have the right, in the event of any such action, to terminate permanently the payment of benefits to, or on behalf of, any Participant, spouse or beneficiary who attempts to do so.

7.4 Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for all or part of such payment to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, its Affiliates and the Plan to the extent of such payment.

7.5 Unclaimed Benefits. Each Participant shall keep the Plan Administrator informed of his current address and the current address of his designated beneficiary. The Plan Administrator shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Plan Administrator.

7.6 Not a Contract of Employment. Participation in this Plan does not grant to any individual the right to remain in the employ of the Company or any Affiliate for any specific term of employment or in any specific capacity or at any specific rate of compensation.

7.7 Unfunded Plan.

(a)	Contractual Liability of the Company. This Plan is an unfunded plan maintained primarily for a select group of management or highly compensated employees. The obligation of the Company to provide any benefits under the Plan is a mere contractual liability, and the Company is not required to establish or maintain any special or separate fund or segregate any assets for the payment of benefits under this Plan. Participants and their beneficiaries shall not have any interest in any particular assets of the Company by reason of its obligation under the Plan and they are at all times unsecured creditors of the Company with respect to any claim for benefits under the Plan. All amounts of compensation deferred under this Plan, all property and rights purchased with such amounts and any income attributable to such amounts, rights or property shall constitute general funds of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

(b)	Rabbi Trust. The Company may, but is not required to, establish any special or separate fund or segregate any assets for the payment of benefits under this Plan. In the event the Company should establish a “rabbi” trust to assist in meeting the Company’s financial obligations under this Plan, the assets of such trust shall be subject to the claims of the general creditors of the Company in the event of the Company’s insolvency, as defined in such trust agreement, and Participants in this Plan and their beneficiaries shall have no preferred claim on, or any legal or equitable rights, claims or interest in any particular assets of such trust. To the extent payments of benefits under this Plan are actually made from any such trust or from any other source, the Company’s obligation to make such payments is satisfied, but to the extent not so paid, payment of benefits under this Plan remains the obligation of, and shall be paid by, the Company.

7.8 Taxes. The Company or other payor may withhold from a benefit payment under the Plan or from a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company or other payor may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

7.9 Binding Effect. This Plan shall be binding upon and inure to the benefit of any successor of the Company and any successor shall be deemed substituted for the Company under this Plan and shall assume the rights, obligations and liabilities of the Company hereunder and be obligated to perform the terms and conditions of this Plan. As used in this Plan, the term “successor” shall include any person, firm, corporation or other business entity or related group of such persons, firms, corporations or business entities which at any time, whether by merger, purchase, reorganization, liquidation or otherwise, or by means of a series of such transactions, acquires all or substantially all of the assets or business of the Company.

7.10 Governing Law. The Plan and all actions taken pursuant to the Plan shall be governed by the laws of the State of Georgia (excluding its conflict-of-interest laws) except to the extent such laws are superseded by federal law.

7.11 Regulatory Requirements. Regulatory agencies and federal laws and regulations may impose restrictions on the Company and its Affiliates with respect to the payment of compensation and benefits to certain employees who may be Participants in this Plan. These restrictions may be in the form of absolute prohibitions or penalties, which may include tax penalties on the Company and its Affiliates or on certain Participants. Notwithstanding any other provision of this Plan document, the Company may reduce, eliminate or delay the payment of a Participant’s benefits under this Plan or may take actions that subject such benefits to monetary or tax penalties, as determined by the Company in its sole discretion to be required under federal laws or regulations applicable to the Company and its Affiliates. In such event, neither the Company nor its Affiliates shall have any liability for such reduction, elimination, delay or penalty. Any delay in payment of a Participant’s benefits under this Plan will comply with Section 4.8.

Executed this        day of December, 2010.

Attest:	SUNTRUST BANKS, INC.
By:	By: Donna D. Lange
Title:	Title:

H:\015100\00020\STI — SUNTRUST RESTORATION BENEFITS PLANV6.DOC